Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2011 Long-Term Incentive Plan of Energy Transfer Partner, L.P. of our report dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2014 and included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 1, 2015